NOTIFICATION OF THE REMOVAL FROM LISTING AND REGISTRATION OF THE STATED SECURITIES The New York Stock Exchange hereby notifies the SEC of its intention to remove the entire class of the stated securities from listing and registration on the Exchange at the opening of business on October 24, 2022, pursuant to the provisions of Rule 12d2-2 (a). [ X ] 17 CFR 240.12d2-2(a)(3) That on October 13, 2022 the instruments representing the securities comprising the entire class of this security came to evidence, by operation of law or otherwise, other securities in substitution therefore and represent no other right except, if such be the fact, the right to receive an immediate cash payment. Pursuant to the change in country of incorporation and exchange of shares of Zymeworks Inc (Old). which became effective on October 13, 2022, each Common Share of Zymeworks Inc.(Old) was converted into either shares of common stock of Zymeworks Inc. (New) or exchangeable shares in the capital of Zymeworks ExchangeCo Ltd. This Form 25 is only for the removal from listing on the NYSE of the Common Shares of Zymeworks Inc. (Old), and not a termination of the registrationof the Common Shares of Zymeworks Inc. (New) under Section 12(b) of the Exchange Act. The Exchange also notifies the Securities and Exchange Commission that as a result of the above indicated conditions this security was suspended from trading on October 13, 2022.